
                              THE SCOTTS COMPANY

                  Computation of Net Income Per Common Share
                      (in thousands except share amounts)

                                         FOR THE THREE MONTHS           FOR THE YEAR
                                                ENDED                       ENDED

                                     September 30   September 30  September 30   September 30
                                          1994           1995          1994           1995
                                     -------------- ---------------------------- ---------
Net income for computing net

income per common share:

Income before extraordinary items    $3,014           $2,862         $23,875     $ 25,083
Extraordinary items:
   Loss on early extinguishment of

   debt, net of tax                    (992)             -              (992)         -
                                       ----                             ----
Net income                            2,022            2,862          22,883       25,083
      Preferred stock dividend (1)      -             (2,437)            -            -
                                                      ------
Net income applicable to common      $2,022           $  425         $22,883      $25,083
   shares                             =====           ======           ======       ======

Net income per common share:         $  .16           $  .02         $  1.27      $  1.11

Income before extraordinary items Extraordinary items:

   Loss on extinguishment of debt,

      net of tax                      (.05)             -               (.05)        -
                                      ----                              ----
Net income per common share         $  .11            $  .02         $  1.22      $  1.11
                                    ======            ======         =======      =======





                    Computation of Weighted Average Number
                         of Common Shares Outstanding

                                         FOR THE THREE MONTHS               FOR THE YEAR
                                               ENDED                     ENDED

                                     September 30   September 30  September 30   September 30
                                           1994           1995         1994           1995

                                     -----------------------------------------------------

Weighted average common shares

   outstanding during the period     18,667,064     18,678,382    18,662,998     18,669,894
Assuming conversion of preferred                                                  3,706,140
   stock

Assuming exercise of options using

   the Treasury Stock Method             60,647        416,146       121,731        230,126
Assuming exercise of warrants
   using the Treasury Stock Method                      42,102                       10,525
                                                        ------                       ------
Weighted average number of common

   shares outstanding as adjusted    18,727,711     19,136,630    18,784,729     22,616,685
                                     ==========     ==========    ==========     ==========


        Fully diluted weighted average common shares outstanding were not materially different than primary weighted average common shares outstanding for the periods presented.

        (1) The convertible preferred stock is considered to be a common stock equivalent since its effective yield is less than 66 2/3% of the average Aa corporate bond yield. For the Three Months Ended September 30, 1995 computation of Net Income per Common Share, conversion of the convertible preferred stock is antidilutive.

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